Exhibit 4.17

MILLENNIUM INORGANIC CHEMICALS LIMITED

and

CAPITA IRG TRUSTEES LIMITED

TRUST DEED AND RULES

of the

MILLENNIUM INORGANIC CHEMICALS

SHARE INCENTIVE PLAN

February 2003

Inland Revenue Reference A1737/WPA

Adopted by the Board on 13 January 2003

THE MILLENNIUM INORGANIC CHEMICALS

SHARE INCENTIVE PLAN

1.	PURPOSE	1

2.	STATUS	1

3.	DECLARATION OF TRUST	1

4.	NUMBER OF TRUSTEES	2

5.	INFORMATION	3

6.	RESIDENCE OF TRUSTEES	3

7.	CHANGE OF TRUSTEES	3

8.	INVESTMENT AND DEALING WITH TRUST ASSETS	4

9.	LOANS TO TRUSTEES	5

10.	SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS	5

11.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN	6

12.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE	8

13.	POWER TO AGREE MARKET VALUE OF SHARES	8

14.	PERSONAL INTEREST OF TRUSTEES	9

15.	TRUSTEES’ MEETINGS	9

16.	SUBSIDIARY COMPANIES	9

17.	EXPENSES OF PLAN	9

18.	TRUSTEES’ LIABILITY, INDEMNITY AND FEES	9

19.	COVENANT BY THE PARTICIPATING COMPANIES	10

20.	ACCEPTANCE OF GIFTS	10

21.	TRUSTEES’ LIEN	10

22.	AMENDMENTS TO THE PLAN	11

23.	TERMINATION OF THE PLAN	11

24.	NOTICES	12

25.	PROPER LAW	12

RULES OF THE MILLENNIUM INORGANIC CHEMICALS SHARE

INCENTIVE PLAN

i

THIS DEED made on	6 February	2003

BETWEEN

MILLENNIUM INORGANIC CHEMICALS LIMITED (registered number 162303) whose registered office is at Stallingborough, Grimsby, North East Lincolnshire DN40 2PR (“the Company”)

and

CAPITA IRG TRUSTEES LIMITED (registered number 2729260) whose registered office is situated at The Registry 34 Beckenham Road, Beckenham, Kent, BR3 4TU (“the Trustees”).

1.	PURPOSE

The purpose of this Deed is to establish a trust for an employee share ownership plan which satisfies Schedule 8 to the Finance Act 2000.

2.	STATUS

The Plan consists of this Deed and the attached Rules. The definitions in the Rules apply to this Deed. The Directors shall from time to time determine which of parts A to D of the Rules shall have effect.

3.	DECLARATION OF TRUST

3.1	The Participating Companies and the Trustees have agreed that all the Shares and other assets which are issued to or transferred to the Trustees are to be held on the trusts declared by this Deed, and subject to the terms of the Rules. When Shares or assets are transferred to the Trustees by the Participating Companies with the intention of being held as part of the Plan they shall be held upon the trusts and provisions of this Deed and the Rules.

3.2	The Trustees shall hold the Trust Fund upon the following trusts namely:

(a)	as to Shares which have not been awarded to Participants (“Unawarded Shares”) upon trust during the Trust Period to allocate those Shares in accordance with the terms of this Deed and the Rules;

(b)	as to Shares which have been awarded to a Participant (“Plan Shares”) upon trust for the benefit of that Participant on the terms and conditions set out in the Rules;

(c)	as to Partnership Share Money upon trust to purchase Shares for the benefit of the contributing Qualifying Employee in accordance with the Rules; and

(d)	as to other assets (“Surplus Assets”) upon trust to use them to purchase further Shares to be held on the trusts declared in (a) above, at such time during the Trust Period and on such terms as the Trustees in their absolute discretion think fit.

3.3	The income of Unawarded Shares and Surplus Assets shall be accumulated by the Trustees and added to, and held upon the trusts applying to, Surplus Assets.

3.4	The income of Plan Shares and Partnership Share Money shall be dealt with in accordance with the Rules.

3.5	The perpetuity period and the Trust Period in respect of the trusts and powers declared by this Deed and the Rules shall be the period of 80 years from the date of this Deed.

4.	NUMBER OF TRUSTEES

Unless a corporate Trustee is appointed, there shall always be at least three Trustees. Where there is no corporate Trustee, and the number of Trustees falls below three, the continuing Trustees have the power to act only to achieve the appointment of a new Trustee.

5.	INFORMATION

5.1	The Trustees shall be entitled to rely without further enquiry on all information supplied to them by the Participating Companies with regard to their duties as Trustees and in particular, but without prejudice to the generality of the foregoing, any notice given by a Participating Company to the Trustees in respect of the eligibility of any person to become or remain a Participant shall be conclusive in favour of the Trustees.

5.2	Except as otherwise provided, the Trustees may in their discretion agree with the Directors, the Company or any of the Participating Companies matters relating to the operation and administration of the Trust as they may consider advisable in the interest of the Trust and so that no person claiming an interest under this Trust shall be entitled to question the legality or correctness of any arrangement or agreement made between the Directors, the Company or any of the Participating Companies and the Trustees in relation to such operation or administration.

5.3	The decision of the Directors in any dispute affecting Participants or Participating Companies shall be final and conclusive.

5.4	The Trustees may employ on such terms as the Directors may agree as to remuneration, any agent or agents to transact all or any business of whatsoever nature required to be done in the proper administration of the Trust.

6.	RESIDENCE OF TRUSTEES

Every Trustee shall be resident in the United Kingdom. The Directors shall immediately remove any Trustee who ceases to be so resident and, if necessary, appoint a replacement.

7.	CHANGE OF TRUSTEES

The Company has the power to appoint or remove any Trustee for any reason. The change of Trustee shall be effected by deed and shall take effect from the date that written notice of such removal is delivered to the Trustees, or such later date as the Directors and the Trustees shall agree. Any Trustee may resign on three months notice given in writing to the Company, provided that there will be at least three Trustees or a corporate Trustee immediately after the retirement.

8.	INVESTMENT AND DEALING WITH TRUST ASSETS

8.1	Save as otherwise provided for by the Plan the Trustees shall not sell or otherwise dispose of Plan Shares.

8.2	The Trustees shall obey any directions given by a Participant in accordance with the Rules in relation to his Plan Shares and any rights and income relating to those Shares. In the absence of any such direction, or provision by the Plan, the Trustees shall take no action. If no directions are received from Participants in relation to the action they wish the Trustees to take in voting their Plan Shares, those Shares will not be voted.

8.3	The Participating Companies shall, as soon as practicable after deduction from Salary, pass the Partnership Share Money to the Trustees who will put the money into an account with:

(a)	a person falling within section 840A(1)(b) of ICTA 1988;

(b)	a building society; or

(c)	a firm falling within section 840(1)(c) of ICTA 1988,

until it is either used to acquire Partnership Shares on the Acquisition Date, or, in accordance with the Plan, returned to the individual from whose Salary the Partnership Share Money has been deducted. The Trustees shall pass on any interest arising on this invested money to the individual from whose Salary the Partnership Share Money has been deducted at least once in each calendar year. The Trustees are, however, not obliged to keep monies in an interest bearing account.

8.4	The Trustees may either retain or sell Unawarded Shares at their absolute discretion. The proceeds of any sale of Unawarded Shares shall form part of Surplus Assets.

8.5	The Trustees shall have all the powers of investment of a beneficial owner in relation to Surplus Assets.

8.6	The Trustees shall not be under any liability to the Participating Companies or to current or former Qualifying Employees by reason of a failure to diversify investments, which results from the retention of Plan Shares or Unawarded Shares.

8.7	The Trustees are not required to interfere in the management or conduct of the business of the Parent Company regardless of the size of the Trustees’ holding of Shares, and will not be obliged to seek information about the affairs of the Parent Company and may leave the conduct of the Parent Company’s business wholly to the directors or management of the Parent Company.

8.8	The Trustees may delegate powers, duties or discretions to any persons and on any terms. No delegation made under this Clause shall divest the Trustees of their responsibilities under this Deed or under the Schedule.

8.9	The Trustees may allow any Shares to be registered in the name of an appointed nominee or custodian provided that such Shares shall be registered in a designated account. Such registration shall not divest the Trustees of their responsibilities under this Deed or the Schedule.

8.10	The Trustees may at any time, and shall if the Directors so decide, revoke any delegation made under this Clause or require any Plan assets held by another person to be returned to the Trustees, or both.

9.	LOANS TO TRUSTEES

The Trustees shall have the power to borrow money, with the written consent of the Directors, for the purpose of:

(a)	acquiring Shares; and

(b)	paying any other expenses properly incurred by the Trustees in administering the Plan.

Where a loan is to be provided by the Company or an Associated Company then it shall be made pursuant to a written loan agreement.

10.	SHARES FROM QUALIFYING SHARE OWNERSHIP TRUSTS

Where Shares are transferred to the Trustees in accordance with paragraph 76 of the Schedule, they shall award such Shares only as Value Added Shares and Matching Shares, and in priority to other available Shares.

11.	TRUSTEES’ OBLIGATIONS UNDER THE PLAN

Notice of Award of Value Added Shares and Matching Shares

11.1	As soon as practicable after Value Added Shares and Matching Shares have been awarded to a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Initial Market Value on the date of Award; and

(c)	the Holding Period applicable to them.

Notice of Award of Partnership Shares

11.2	As soon as practicable after any Partnership Shares have been acquired for a Participant and at least once in every six months, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	the amount of money applied by the Trustees in acquiring those Shares on behalf of the Participant; and

(c)	the Market Value at the Acquisition Date.

Notice of acquisition of Dividend Shares

11.3	As soon as practicable after Dividend Shares have been acquired on behalf of a Participant, the Trustees shall give the Participant a notice stating:

(a)	the number and description of those Shares;

(b)	their Market Value on the Acquisition Date;

(c)	the Holding Period applicable to them; and

(d)	any amount not reinvested and carried forward for acquisition of further Dividend Shares.

Notice of any foreign tax deducted before dividend paid

11.4	Where any foreign cash dividend is received in respect of Plan Shares held on behalf of a Participant, the Trustees shall give the Participant notice of the amount of any foreign tax deducted from the dividend before it was paid.

Restrictions during the Holding Period

11.5	During the Holding Period the Trustees shall not dispose of any Value Added Shares, Matching Shares or Dividend Shares (whether by transfer to the employee or otherwise) except as allowed by the following paragraphs of the Schedule:

(a)	paragraph 32 (power of Trustees to accept general offers);

(b)	paragraph 72 (power of Trustees to raise funds to subscribe for rights issue);

(c)	paragraph 73 (meeting PAYE obligations); and

(d)	paragraph 121(5) (termination of plan: early removal of shares with Participant’s consent).

PAYE and other tax liabilities

11.6	The Trustees may dispose of a Participant’s Shares or accept a sum from the Participant in order to meet any PAYE liability in the circumstances provided in paragraph 95 of the Schedule (PAYE: shares ceasing to be subject to the plan) and any employee’s NICs liability.

11.7	Where the Trustees receive a sum of money which constitutes a Capital Receipt in respect of which a Participant is chargeable to income tax under Schedule E, the Trustees shall pay to the employer a sum equal to that on which income tax is so payable.

11.8	The Trustees shall maintain the records necessary to enable them to carry out their PAYE and NICs obligations, and the PAYE and employee’s NICs obligations of the employer company so far as they relate to the Plan.

11.9	Where the Participant becomes liable to income tax under Schedule E, Case V of Schedule D, or Schedule F, the Trustees shall inform the Participant of any facts which are relevant to determining that liability.

Money’s worth received by Trustees

11.10	The Trustees shall pay over to the Participant as soon as is practicable, any money or money’s worth received by them in respect of or by reference to any shares, other than new shares within paragraph 115 of the Schedule (company reconstructions).

This is subject to:

(a)	the provisions of Part VII of the Schedule (dividend reinvestment);

(b)	the Trustees obligations under paragraphs 95 and 96 of the Schedule (PAYE: obligations to make payments to employer); and

(c)	the Trustees’ PAYE obligations.

General offers

11.11	If any offer, compromise, arrangement or scheme is made which affects the Plan Shares the Trustees shall notify Participants. Each Participant may direct how the Trustees shall act in relation to that Participant’s Plan Shares. In the absence of any direction, the Trustees shall take no action.

12.	POWER OF TRUSTEES TO RAISE FUNDS TO SUBSCRIBE FOR A RIGHTS ISSUE

If instructed by a Participant in respect of his Plan Shares the Trustees may dispose of some of the rights under a rights issue arising from those Shares to obtain enough funds to exercise the remaining rights. The rights referred to are the rights to buy additional shares or rights in the same company.

13.	POWER TO AGREE MARKET VALUE OF SHARES

Where the Market Value of Shares is to be determined for the purposes of the Schedule, the Trustees may agree with the Inland Revenue that it shall be determined by reference to such date or dates, or to an average of the values on a number of dates, as specified in the agreement.

14.	PERSONAL INTEREST OF TRUSTEES

Trustees, and directors, officers or employees of a corporate Trustee, shall not be liable to account for any benefit accruing to them by virtue of their:

(a)	participation in the Plan as a Qualifying Employee;

(b)	ownership, in a beneficial or fiduciary capacity, of any shares or other securities in any Participating Company;

(c)	being a director or employee of any Participating Company, being a creditor, or being in any other contractual relationship with any such company.

15.	TRUSTEES’ MEETINGS

If and so long as there is more than one Trustee, the Trustees shall hold meetings as often as is necessary for the administration of the Plan. There shall be at least three Trustees present at a meeting and the Trustees shall give due notice to all the Trustees of such a meeting. Decisions made at such a meeting by a majority of the Trustees present shall be binding on all the Trustees. A written resolution signed by all the Trustees shall have the same effect as a resolution passed at a meeting.

16.	SUBSIDIARY COMPANIES

16.1	Any Subsidiary of the Company may, with the agreement of the Directors, become a party to this Deed and the Plan by executing a deed of adherence agreeing to be bound by the Deed and Rules.

16.2	A Participating Company that ceases to be a Subsidiary shall cease to be a Participating Company.

17.	EXPENSES OF PLAN

The Participating Companies shall meet the costs of the preparation and administration of this Plan.

18.	TRUSTEES’ LIABILITY, INDEMNITY AND FEES

18.1	The Participating Companies shall jointly and severally indemnify each of the Trustees, and the directors, officers and employees of a corporate Trustee, against any expenses and liabilities which are incurred through acting as a Trustee of the Plan and which cannot be recovered from the Trust Fund and in respect of indemnities conferred upon the Trustees by law and the Trustee Act 1925. This does not apply to expenses and liabilities which are incurred through fraud, wilful wrongdoing or negligence or are covered by insurance under Clause 18.3.

18.2	No Trustee shall be personally liable for any breach of trust (other than through fraud, wilful wrongdoing or negligence) over and above the extent to which the Trustee, and the directors, officers and employees of a corporate Trustee, are indemnified by the Participating Companies in accordance with Clause 18.1 above.

18.3	A non-remunerated Trustee may insure the Plan against any loss caused by him or any of his employees, officers, agents or delegates. A non-remunerated Trustee may also insure himself and any of these persons against liability for breach of trust not involving fraud or wilful wrongdoing or negligence of the Trustee or the person concerned.

18.4	A Trustee who carries on a profession or business may charge for services rendered on a basis agreed with the Participating Companies. A firm or company in which a Trustee is interested or by which he is employed may also charge for services rendered on this basis and may, unless otherwise agreed, act in accordance with its general terms and conditions from time to time in force.

19.	COVENANT BY THE PARTICIPATING COMPANIES

The Participating Companies hereby jointly and severally covenant with the Trustees that they shall pay to the Trustees all sums which they are required to pay under the Rules and shall at all times comply with the Rules.

20.	ACCEPTANCE OF GIFTS

The Trustees may accept gifts of Shares and other assets which shall be held upon the trusts declared by Clause 3.1 or 3.2 as the case may be.

21.	TRUSTEES’ LIEN

The Trustees’ lien over the Trust Fund in respect of liabilities incurred by them in the performance of their duties (including the repayment of borrowed money and tax liabilities) shall be enforceable subject to the following restrictions:

(a)	the Trustees shall not be entitled to resort to Partnership Share Money for the satisfaction of any of their liabilities; and

(b)	the Trustees shall not be entitled to resort to Plan Shares for the satisfaction of their liabilities except to the extent that this is permitted by the Plan.

22.	AMENDMENTS TO THE PLAN

The Directors may, with the Trustees’ written consent, from time to time amend the Plan provided that:

(a)	no amendment which would adversely prejudice to a material extent the rights attaching to any Plan Shares awarded to or acquired by Participants may be made nor may any alteration be made giving to Participating Companies a beneficial interest in Plan Shares; and

(b)	if the Plan is approved by the Inland Revenue at the time of an amendment or addition, any amendment or addition to a “key feature” (as defined in paragraph 118(3)(a) of the Schedule) of the Plan shall not have effect unless and until the written approval of the Inland Revenue has been obtained in accordance with paragraph 4 of the Schedule; and

(c)	any amendment to the Deed shall be made by supplemental deed; and

(d)	any amendment to the Rules may be made by supplemental deed or resolution of the Directors.

23.	TERMINATION OF THE PLAN

23.1	The Plan shall terminate:

(a)	in accordance with a Plan Termination Notice issued by the Directors acting on behalf of the Company to the Trustees under paragraph 120 of the Schedule; or

(b)	if earlier, on the expiry of the Trust Period.

23.2	The Directors shall immediately upon executing a Plan Termination Notice provide a copy of the notice to the Trustees, the Inland Revenue and each individual for whom the Trustees hold Plan Shares or who has entered into a Partnership Share Agreement which was in force immediately before the Plan Termination Notice was issued.

23.3	Upon the issue of a Plan Termination Notice or upon the expiry of the Trust Period paragraph 121 of the Schedule shall have effect.

23.4	Any Shares or other assets which remain undisposed of after the requirements of paragraph 121 of the Schedule have been complied with shall be held by the Trustees upon trust to pay or apply them to or for the benefit of the Participating Companies as at the termination date in such proportion, having regard to their respective contributions, as the Trustees shall in their absolute discretion think appropriate.

24.	NOTICES

Each advice, request, or other communication to be given or made under the Plan shall be in writing and delivered or sent to the relevant party at its address as notified to the other party. To the extent agreed by the Company and the Trustees, communications between the parties to this Deed and to Participants may also be by electronic means.

25.	PROPER LAW

This Deed and the Rules of the Plan shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof this deed has been executed and delivered the day and year first above written.

Executed as a Deed on behalf of
MILLENNIUM INORGANIC CHEMICALS LIMITED

by:
Director

Executed as a Deed on behalf of
CAPITA IRG TRUSTEES LIMITED

by:
Authorised Signatory

Authorised Signatory

RULES of the MILLENNIUM INORGANIC CHEMICALS

SHARE INCENTIVE PLAN

1. DEFINITIONS	15

2. PURPOSE OF THE PLAN	21

3. ELIGIBILITY OF INDIVIDUALS	21

4. PARTICIPATION ON SAME TERMS	23

5. PARTNERSHIP SHARES (PART A)	25

6. MATCHING SHARES (PART B)	29

7. VALUE ADDED SHARES (PART C)	31

8. DIVIDEND SHARES (PART D)	35

9. ACQUISITION OF SHARES	37

10. COMPANY RECONSTRUCTIONS	38

11. RIGHTS ISSUES	39

12. LEAVERS	39

1.	DEFINITIONS

1.1 The following words and expressions have the following meanings:

“Accumulation Period”	in relation to Partnership Shares, the period during which the Trustees accumulate a Qualifying Employee’s Partnership Share Money before acquiring Partnership Shares or repaying it to the employee

“Acquisition Date”	(a) in relation to Partnership Shares, where there is no Accumulation Period, the meaning given by paragraph 40(2) of the Schedule;

(b) in relation to Partnership Shares, where there is an Accumulation Period, the meaning given by paragraph 42(3) of the Schedule; and

(c) in relation to Dividend Shares, the meaning given by paragraph 56(3) of the Schedule

“Associated Company”	the meaning given by paragraph 126 of the Schedule

“Award Date”	in relation to Value Added Shares or Matching Shares, the date on which such Shares are awarded

“Award”	(a) in relation to Value Added Shares and Matching Shares, the appropriation of Value Added Shares and Matching Shares in accordance with the Plan; and

(b) in relation to Partnership Shares, the acquisition of Partnership Shares on behalf of Qualifying Employees in accordance with the Plan

“Capital Receipt”	the same meaning as in paragraph 79 of the Schedule

“Close Company”	the same meaning as in section 414 of ICTA 1988

“Company”	Millennium Inorganic Chemicals Limited

“Connected Company”	the same meaning as in paragraph 16(4) of the Schedule

“Control”	the same meaning as in section 840 of ICTA 1988

“Dealing Day”	a day on which the Stock Exchange is open for the transaction of business

“Deed”	the trust deed constituting the Plan with any subsequent amendment thereto

“Directors”	the board of directors of the Company (or duly authorised committee)

“Dividend Shares”	Shares acquired on behalf of a Participant from reinvestment of dividends under Part D of the Plan and which are subject to the Plan

“Group Plan”	the Plan as established by the Company and extending to its Subsidiaries which are Participating Companies

“Holding Period”	(a) in relation to Value Added Shares, the period specified by the Directors as mentioned in Rule 7.12;

(b) in relation to Matching Shares, the period specified by the Directors as mentioned in Rule 6.5; and

(c) in relation to Dividend Shares, the period of 3 years from the Acquisition Date

“ICTA 1988”	the Income and Corporation Taxes Act 1988

“Initial Market Value”	the Market Value of a Share on an Award Date. Where the Share is subject to a restriction or risk of forfeiture, the Market Value shall be determined without reference to that restriction or risk

“Market Value”	(a) where the Shares are listed on the Stock Exchange

(i) if, and only if, all the Shares acquired for Award on an Acquisition Date or an Award Date are purchased and awarded to all Participants on the same day, the average of the prices paid by the Trustees for those Shares in Sterling

or

(ii) if all the Shares acquired for Award are not purchased and awarded to all Participants on the same day, the Sterling equivalent of the closing price of a Share on the immediately preceding Dealing Day (as derived from the Stock Exchange)

(b) on any day where (a) above does not apply, the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with Inland Revenue Shares Valuation on or before that day

“Matching Shares”	Shares awarded under Part B of the Plan and which are subject to the Plan

“Material Interest”	the same meaning as in paragraph 15 of the Schedule

“NICs”	National Insurance Contributions

“Parent Company”	Millennium Chemicals Inc.

“Participant”	an individual who has received under the Plan an Award of Value Added Shares, Matching Shares or Partnership Shares, or on whose behalf Dividend Shares have been acquired

“Participating Company”	the Company and such of its Subsidiaries as have executed deeds of adherence to the Plan under Clause 16 of the Trust Deed

“Partnership Share	an agreement in such form as is

Agreement”	acceptable to the Inland Revenue

“Partnership Shares”	Shares awarded under Part A of the Plan and which are subject to the Plan

“Partnership Share Money”	money deducted from a Qualifying Employee’s Salary pursuant to a Partnership Share Agreement and held by the Trustees to acquire Partnership Shares or to be returned to such a person

“PAYE”	pay as you earn (in relation to income tax assessable under Schedule E) as described in Section 203 of ICTA 1988

“Performance Allowances”	The criteria for an Award of Value Added Shares where:

(a) whether Shares are awarded; or

(b) the number or value of Shares awarded

is conditional on performance targets being met

“Plan”	this plan, being the Millennium Inorganic Chemicals Share Incentive Plan

“Plan Shares”	(a) Value Added Shares, Matching Shares or Partnership Shares awarded to Participants;

(b) Dividend Shares acquired on behalf of Participants; and

(c) shares in relation to which paragraph 115(5) (company reconstructions: new shares) of the Schedule applies that remain subject to the Plan

“Plan Termination Notice”	a notice issued under paragraph 120 of the Schedule

“Profit Sharing Scheme”	a profit sharing scheme approved by the Board of Inland Revenue under Schedule 9 of ICTA 1988

“Qualifying Company”	the same meaning as in paragraph 14 of the Schedule

“Qualifying Corporate Bond”	the same meaning as in section 117 of the Taxation of Chargeable Gains Act 1992

“Qualifying Employee”	an employee who must be invited to participate in an award in accordance with Rule 3.6 and any employee who the Directors have invited in accordance with Rule 3.7

“Qualifying Period”	a period as the Directors shall in their absolute discretion so decide being:

(a) in the case of Value Added Shares a period not exceeding 18 months before the Award is made;

(b) in the case of Partnership Shares and Matching Shares where there is an Accumulation Period a period not exceeding six months before the start of the Accumulation Period; and

(c) in the case of Partnership Shares and Matching Shares where there is no

Accumulation Period a period not exceeding 18 months before the deduction of Partnership Share Money relating to the Award

“Redundancy”	the same meaning as in the Employment Rights Act 1996

“Relevant Employment”	employment by the Company or any Associated Company

“Retirement Age”	for the purposes of this Plan, age 50

“Rules”	these Rules together with any amendments thereto effected in accordance with Clause 22 of the Deed

“Salary”	the same meaning as in paragraph 48 of the Schedule

“Schedule”	Schedule 8 to the Finance Act 2000

“Shares”	shares of common stock in the capital of the Parent Company which comply with the conditions set out in paragraph 59 of the Schedule

“Subsidiary”	any company which is for the time being under the Control of the Company

“Stock Exchange”	the New York Stock Exchange (or such successor organisation)

“Tax Year”	a year beginning on 6 April and ending on the following 5 April

“Trustees”	the trustees or trustee for the time being of the Plan or any subsequent trustee or trustees as provided for in accordance with Clause 7 of the Deed

“Trust Fund”	all assets transferred to the Trustees to be held on the terms of the Deed and the assets from time to time representing such assets, including any accumulations of income

“Trust Period”	the period of 80 years beginning with the date of the Deed

“Value Added Share Agreement”	an agreement in such form as is acceptable to the Inland Revenue

“Value Added Shares”	Shares awarded under Part C of the Plan which are subject to the Plan

1.2	References to any Act, or Part, Chapter, or section (including ICTA 1988) shall include any statutory modification, amendment or re-enactment of that Act, for the time being in force.

1.3	Words of the feminine gender shall include the masculine and vice versa and words in the singular shall include the plural and vice versa unless, in either case, the context otherwise requires or it is otherwise stated.

2.	PURPOSE OF THE PLAN

The purpose of the Plan is to enable employees of Participating Companies to acquire Shares in the Parent Company which give them a continuing stake in the Parent Company.

3.	ELIGIBILITY OF INDIVIDUALS

3.1	Subject to Rule 3.4, individuals are eligible to participate in an Award only if:

(a)	they are employees of a Participating Company;

(b)	they have been employees of a Qualifying Company at all times during any Qualifying Period;

(c)	they are eligible on the date(s) set out in paragraph 13(1) of the Schedule; and

(d)	they do not fail to be eligible under either or both Rule 3.2 or Rule 3.3.

3.2	Individuals are not eligible to participate in an Award of Shares if they have, or within the preceding twelve months have had, a Material Interest in:

(a)	a Close Company whose Shares may be appropriated or acquired under the Plan; or

(b)	a company which has Control of such a company or is a member of a consortium which owns such a company.

3.3	Individuals are not eligible to participate in an Award of Value Added Shares in any Tax Year if in that Tax Year:

(a)	they have been awarded Shares under a Profit Sharing Scheme established by the Company or a Connected Company, or are to be awarded such Shares at the same time; or

(b)	they have received (or are to receive at the same time) an award under another plan established by the Company or a Connected Company and approved under the Schedule, or if they would have received such an award but for their failure to meet a performance target (see Rule 7.5).

3.4	Individuals are not eligible to participate in an Award of Partnership Shares or Matching Shares in any Tax Year if in that Tax Year they have received (or are to receive at the same time) an award under another plan established by the Company or a Connected Company (as defined in paragraph 16(4) of the Schedule) and approved under the Schedule, or if they would have received such an award but for their failure to meet a performance target (see Rule 7.5).

3.5	Notwithstanding any provision of any other of these Rules whatsoever:

(a)

the Plan shall not form part of any contract of employment between the Company, the Parent Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the grant of Awards themselves) whatsoever against the Company, the Parent Company, a Subsidiary or an Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the

Company, the Parent Company, a Subsidiary or any Associated Company;

(b)	participation in an Award is a matter entirely separate from any pension right or entitlement a Participant may have and from his terms or conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of the Company, the Parent Company, a Subsidiary or an Associated Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

Employees who must be invited to participate in Awards

3.6	Individuals shall be eligible to receive an Award of Shares under the Plan if they meet the requirements in Rule 3.1 and are chargeable to income tax in respect of their employment under Case I of Schedule E. In this case they shall be invited to participate in any Awards of Value Added Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan.

Employees who may be invited to participate in Awards

3.7	The Directors may also invite, at their discretion, any employee who meets the requirements in Rule 3.1 to participate in any Award of Value Added Shares, Partnership Shares or Matching Shares, and acquisitions of Dividend Shares, as are set out in the Plan. The Directors shall notify the Trustees of employees who participate under this Rule.

4.	PARTICIPATION ON SAME TERMS

4.1	Every Qualifying Employee shall be invited to participate in an Award on the same terms. All who do participate in an Award shall do so on the same terms.

4.2	The Directors may make an Award of Value Added Shares to Qualifying Employees by reference to their remuneration, length of service or hours worked.

4.3	The Directors may make an Award of Value Added Shares to Qualifying Employees by reference to their performance as set out in Rule 7.5.

4.4	The Participating Companies shall make contributions to the Trustees to finance any purchase by the Trustees of Value Added and/or Matching Shares for award on an Award Date.

PART A

5.	PARTNERSHIP SHARES

5.1	The Directors may at any time invite every Qualifying Employee to enter into a Partnership Share Agreement, should the Directors decide to offer Partnership Shares, in accordance with this Part of the Rules. The Directors shall determine whether there is to be an Accumulation Period. An Accumulation Period may be up to 12 months and shall apply equally to all Qualifying Employees in the Plan.

5.2	Partnership Shares shall not be subject to any provision under which they may be forfeit.

Maximum amount of deductions

5.3	The amount of Partnership Share Money deducted from an employee’s Salary shall not exceed £125 in any month (or such other amount as may from time to time be permitted under paragraph 36(1) of the Schedule and approved by the Directors). If the Salary is not paid monthly, the applicable limit shall be calculated proportionately.

5.4	The amount of Partnership Share Money deducted from an employee’s Salary over an Accumulation Period shall not exceed 10% (or such other percentage as may from time to time be permitted under paragraph 36(2) of the Schedule and approved by the Directors) of the total of the payments of Salary made to such employee over that Accumulation Period or if there is no Accumulation Period, 10% (or such other percentage as may be permitted under paragraph 36(2) of the Schedule) of the Salary payment from which the deduction is made.

5.5	Any amount deducted in excess of that allowed by Rule 5.3 or Rule 5.4 shall be paid over to the employee, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Minimum amount of deductions

5.6	The minimum amount to be deducted under the Partnership Share Agreement in any month shall be the same in relation to all Partnership Share Agreements entered into in response to invitations issued on the same occasion. It shall not be greater than £10.

Notice of possible effect of deductions on benefit entitlement

5.7	Every Partnership Share Agreement shall contain a notice under paragraph 38 of the Schedule.

Restriction imposed on number of Shares awarded

5.8	The Directors may specify the maximum number of Shares to be included in an Award of Partnership Shares.

5.9	The Partnership Share Agreement shall contain an undertaking by the Company to notify each Qualifying Employee of any restriction on the number of Shares to be included in an Award.

5.10	The notification in Rule 5.9 above shall be given:

(a)	if there is no Accumulation Period, before the deduction of the Partnership Share Money relating to the Award; and

(b)	if there is an Accumulation Period, before the beginning of the Accumulation Period relating to the Award.

Plan with no Accumulation Period

5.11	The Trustees shall acquire Shares on behalf of the Qualifying Employee using the Partnership Share Money. They shall acquire the Shares on the Acquisition Date. The number of Shares awarded to each employee shall be determined in accordance with the Market Value of the Shares on that date.

Plan with Accumulation Period

5.12	If there is an Accumulation Period, the Trustees shall acquire Shares on behalf of the Qualifying Employee, on the Acquisition Date, using the Partnership Share Money.

5.13	The number of Shares acquired on behalf of each Participant shall be determined by reference to the lower of:

(a)	the Market Value of the Shares at the beginning of the Accumulation Period; and

(b)	the Market Value of the Shares on the Acquisition Date.

5.14	If a transaction occurs during an Accumulation Period which results in a new holding of shares being equated for the purposes of capital gains tax with any of the shares to be acquired under the Partnership Share Agreement, the employee may agree that the Partnership Share Agreement shall have effect after the time of that transaction as if it were an agreement for the purchase of shares comprised in the new holding.

Surplus Partnership Share Money

5.15	Any surplus Partnership Share Money remaining after the acquisition of Shares by the Trustees:

(a)	may, with the agreement of the Participant, be carried forward to the next Accumulation Period or the next deduction date; and

(b)	in any other case, shall be paid over to the Participant, subject to both deduction of income tax under PAYE and NICs, as soon as practicable.

Scaling down

5.16	If the Company receives applications for Partnership Shares exceeding the Award maximum determined in accordance with Rule 5.8 then the following steps shall be taken in sequence until the excess is eliminated.

Step	1. the excess of the monthly deduction chosen by each applicant over £5 shall be reduced pro rata;

Step	2. all monthly deductions shall be reduced to £5;

Step	3. applications shall be selected by lot, each based on a monthly deduction of £5.

Each application shall be deemed to have been modified or withdrawn in accordance with the foregoing provisions, and each employee who has applied for Partnership Shares shall be notified of the change.

Stopping and re-starting deductions

5.17	An employee may stop and re-start deductions under a Partnership Share Agreement at any time by notice in writing to their employing company. Unless a later date is specified in the notice, such notice shall take effect as soon as practicable but in any event no later than 30 days after their employing company receives it.

Withdrawal from Partnership Share Agreement

5.18	An employee may withdraw from a Partnership Share Agreement at any time by notice in writing to their employing company or the Directors. Unless a later date is specified in the notice, such a notice shall take effect 30 days after their employing company or the Directors receive it. Any Partnership Share Money then held on behalf of an employee shall be paid over to that employee as soon as practicable. This payment shall be subject to income tax under PAYE and NICs.

Repayment of Partnership Share Money on withdrawal of approval or Termination

5.19	If approval to the Plan is withdrawn or a Plan Termination Notice is issued in respect of the Plan, any Partnership Share Money held on behalf of employees shall be repaid to them as soon as practicable, subject to deduction of income tax under PAYE, and NICs.

PART B

6.	MATCHING SHARES

6.1	The Partnership Share Agreement sets out the basis on which a Participant is entitled to Matching Shares, should the Directors decide to offer Matching Shares, in accordance with this Part of the Rules.

General requirements for Matching Shares

6.2	Matching Shares shall:

(a)	be Shares of the same class and carrying the same rights as the Partnership Shares to which they relate;

(b)	subject to Rule 6.4, be awarded on the same day as the Partnership Shares to which they relate are acquired on behalf of the Participant; and

(c)	be awarded to all Participants on exactly the same basis.

Ratio of Matching Shares to Partnership Shares

6.3	The Partnership Share Agreement shall specify the ratio of Matching Shares to Partnership Shares for the time being offered by the Company and that ratio shall not exceed 2:1 (or such other ratio as may from time to time be permitted under paragraph 51(2) of the Schedule and approved by the Directors). The Directors may vary the ratio before Partnership Shares are acquired. Employees shall be notified of the terms of any such variation before the Partnership Shares are awarded under the Partnership Share Agreement.

6.4	If the Partnership Shares acquired on the day referred to in Rule 6.2(b) above are not sufficient to produce a Matching Share, the match shall be made when sufficient Partnership Shares have been acquired to allow at least one Matching Share to be appropriated.

Holding Period for Matching Shares

6.5	The Directors shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Partnership Share Agreement.

6.6	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may be from time to time be specified under paragraph 52 of the Schedule and approved by the Directors), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Matching Shares awarded under the Plan.

6.7	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Matching Shares if the acceptance or agreement shall result in a new holding being equated with those original Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Matching Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Matching Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to the holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)	to agree to a transaction affecting their Matching Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting;

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

PART C

7.	VALUE ADDED SHARES

7.1	The Directors may at any time invite every Qualifying Employee to enter into a Value Added Share Agreement, should the Directors decide to offer Value Added Shares, in accordance with this Part of the Rules.

7.2	The Trustees, acting with the prior consent of the Directors, may from time to time award Value Added Shares.

7.3	The number of Value Added Shares to be awarded by the Trustees to each Qualifying Employee on an Award Date shall be determined by the Directors in accordance with this Rule.

Maximum annual Award

7.4	The Initial Market Value of the Shares awarded to a Qualifying Employee in any Tax Year shall not exceed £3,000 (or such other amount as may be permitted under paragraph 24 of the Schedule and approved by the Directors).

Allocation of Value Added Shares by reference to performance

7.5	The Directors may stipulate that the number of Value Added Shares (if any) to be awarded to each Qualifying Employee on a given Award Date shall be determined by reference to Performance Allowances.

7.6	If Performance Allowances are used, they shall apply to all Qualifying Employees.

7.7

(a)	Performance Allowances shall be determined by reference to such fair and objective criteria (performance targets) relating to business results as the Directors shall determine over such period as the Directors shall specify;

(b)	performance targets must be set for performance units of one or more employees; and

(c)	for the purposes of an Award of Value Added Shares an employee must not be a member of more than one performance unit.

7.8	Where the Directors decide to use Performance Allowances it shall, as soon as reasonably practicable:

(a)	notify each employee participating in the Award of the performance targets and measures which, under the Plan, shall be used to determine the number or value of Value Added Shares awarded to him; and

(b)	notify all Qualifying Employees of the Company or, in the case of a Group Plan, of any Participating Company, in general terms, of the performance targets and measures to be used to determine the number or value of Value Added Shares to be awarded to each Participant in the Award.

7.9	The Directors shall determine the number of Value Added Shares (if any) to be awarded to each Qualifying Employee by reference to performance using method 1 or method 2. The same method shall be used for all Qualifying Employees for each Award.

Performance Allowances: method 1

7.10	By this method:

(a)	at least 20% of Value Added Shares awarded in any performance period shall be awarded without reference to performance;

(b)	the remaining Value Added Shares shall be awarded by reference to performance; and

(c)	the highest Award made to an individual by reference to performance in any period shall be no more than four times the highest Award to an individual without reference to performance.

If this method is used:

•	the Value Added Shares awarded without reference to performance (paragraph (a) above) shall be awarded on the same terms mentioned in Rule 4; and

•	the Value Added Shares awarded by reference to performance (paragraph (b) above) need not be allocated on the same terms mentioned in Rule 4.

Performance Allowances: method 2

7.11	By this method:

(a)	some or all Value Added Shares shall be awarded by reference to performance;

(b)	the Award of Value Added Shares to Qualifying Employees who are members of the same performance unit shall be made on the same terms, as mentioned in Rule 4; and

(c)	Value Added Shares awarded for each performance unit shall be treated as separate Awards.

Holding Period for Value Added Shares

7.12	The Directors shall, in relation to each Award Date, specify a Holding Period throughout which a Participant shall be bound by the terms of the Value Added Share Agreement.

7.13	The Holding Period shall, in relation to each Award, be a specified period of not less than 3 years nor more than 5 years (or such other periods as may from time to time be specified under paragraph 31(2) of the Schedule and approved by the Directors), beginning with the Award Date and shall be the same for all Participants who receive an Award at the same time. The Holding Period shall not be increased in respect of Value Added Shares already awarded under the Plan.

7.14	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Value Added Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Value

Added Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Value Added Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares, or to holders of shares in the same company and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 ICTA 1988; or

(d)	to agree to a transaction affecting their Value Added Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

7.15	The performance targets and measures referred to in this Rule 7 may be relaxed, waived, or amended if an event occurs which causes the Directors to consider that any of the existing targets or measures have become unfair or impractical. Provided that any such relaxation, waiver or amendment shall be fair and reasonable and any amended target or measure shall not be any more difficult or any less difficult to satisfy than the original target or measure.

PART D

8.	DIVIDEND SHARES

Reinvestment of cash dividends

8.1	The Value Added Share Agreement or Partnership Share Agreement, as appropriate, shall set out the rights and obligations of Participants receiving Dividend Shares under the Plan.

8.2	The Directors may decide to direct the Trustees to:

(a)	apply all Participants’ dividends, up to the limit specified in Rule 8.5, to acquire Dividend Shares;

(b)	to pay all dividends in cash to all Participants; or

to offer Participants the choice of either paragraph (a) or (b) above.

8.3	Dividend Shares shall be Shares:

(a)	of the same class and carrying the same rights as the Shares in respect of which the dividend is paid; and

(b)	which are not subject to any provision for forfeiture.

8.4	The Directors may revoke any direction for reinvestment of cash dividends.

8.5	The amount applied by the Trustees in acquiring Dividend Shares shall not exceed £1,500 (or such other amount as may be permitted under paragraph 54(1) of the Schedule) in each Tax Year in respect of any Participant. For the purposes of this Rule, the Dividend Shares are those acquired under this Plan and those acquired under any other plan approved under the Schedule. In exercising their powers in relation to the acquisition of Dividend Shares the Trustees must treat Participants fairly and equally.

8.6	If the amounts received by the Trustees exceed the limit in Rule 8.5, the balance shall be paid to the participant as soon as practicable.

8.7

If dividends are to be reinvested, the Trustees shall apply all the cash dividend to acquire Shares on behalf of the Participant on the Acquisition Date. The number of Dividend Shares acquired on behalf of each Participant shall be determined by the Market Value of the Shares on the Acquisition Date.

Certain amounts not reinvested to be carried forward

8.8	Subject to Rule 8.6, any amount that is not reinvested:

(a)	because the amount of the cash dividend is insufficient to acquire a Share; or

(b)	because there is an amount remaining after acquiring the Dividend Shares;

may be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested.

8.9	If, during the period of 3 years (or such other period as may from time to time be specified under paragraph 57 of the Schedule) beginning with the date on which the dividend was paid:

(a)	it is not reinvested; or

(b)	the Participant ceases to be in Relevant Employment; or

(c)	a Plan Termination Notice is issued

the amount shall be repaid to the Participant as soon as practicable. On making such a payment, the Participant shall be provided with the information specified in paragraph 90 of the Schedule.

Holding Period for Dividend Shares

8.10	The Holding Period shall be a period of 3 years (or such other period as may from time to time be specified under paragraph 57 of the Schedule), beginning with the Acquisition Date.

8.11	A Participant may during the Holding Period direct the Trustees:

(a)	to accept an offer for any of their Dividend Shares if the acceptance or agreement shall result in a new holding being equated with those Shares for the purposes of capital gains tax; or

(b)	to accept an offer of a Qualifying Corporate Bond (whether alone or with other assets or cash or both) for their Dividend Shares if the offer forms part of such a general offer as is mentioned in paragraph (c) below; or

(c)	to accept an offer of cash, with or without other assets, for their Dividend Shares if the offer forms part of a general offer which is made to holders of shares of the same class as their Shares or to holders of shares in the same company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer shall have control of that company, within the meaning of section 416 of ICTA 1988; or

(d)	to agree to a transaction affecting their Dividend Shares or such of them as are of a particular class, if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

(i)	all of the ordinary share capital of the Parent Company or, as the case may be, all the shares of the class in question; or

(ii)	all the shares, or all the shares of the class in question, which are held by a class of shareholders identified otherwise than by reference to their employment or their participation in a plan approved under the Schedule.

8.12	Where a Participant is charged to tax in the event of their Dividend Shares ceasing to be subject to the Plan, they shall be provided with the information specified in paragraph 93(4) of the Schedule.

9.	ACQUISITION OF SHARES

Awards under the Plan may be satisfied by existing Shares which are purchased by the Trustees on the open market or at arms length from any shareholder. The Trustees shall not have the right to subscribe to the Parent Company for newly issued Shares in order to satisfy an Award. The Trustees may purchase the beneficial interest in Shares at the best consideration in money that can reasonably be obtained at the time of the sale from a Participant who has submitted a sale request.

10.	COMPANY RECONSTRUCTIONS

10.1	The following provisions of this Rule apply if there occurs in relation to any of a Participant’s Plan Shares (referred to in this Rule as “the Original Holding”):

(a)	a transaction which results in a new holding (referred to in this Rule as “the New Holding”) being equated with the Original Holding for the purposes of capital gains tax; or

(b)	a transaction which would have that result but for the fact that what would be the new holding consists of or includes a Qualifying Corporate Bond.

10.2	If an issue of shares of any of the following description (in respect of which a charge to income tax arises) is made as part of a company reconstruction, those shares shall be treated for the purposes of this Rule as not forming part of the New Holding:

(a)	redeemable shares or securities issued as mentioned in section 209(2)(c) of ICTA 1988;

(b)	share capital issued in circumstances such that section 210(1) of ICTA 1988 applies; or

(c)	share capital to which section 249 of ICTA 1988 applies.

10.3	In this Rule:

“Corresponding Shares” in relation to any New Shares, means the Shares in respect of which the New Shares are issued or which the New Shares otherwise represent;

“New Shares” means shares comprised in the New Holding which were issued in respect of, or otherwise represent, shares comprised in the Original Holding.

10.4	Subject to the following provisions of this Rule, references in this Plan to a Participant’s Plan Shares shall be respectively construed, after the time of the company reconstruction, as being or, as the case may be, as including references to any New Shares.

10.5	For the purposes of the Plan:

(a)	a company reconstruction shall be treated as not involving a disposal of Shares comprised in the Original Holding; and

(b)	the date on which any New Shares are to be treated as having been appropriated to or acquired on behalf of the Participant shall be that on which Corresponding Shares were so appropriated or acquired.

10.6	In the context of a New Holding, any reference in this Rule to shares includes securities and rights of any description which form part of the New Holding for the purposes of Chapter II of Part IV of the Taxation of Chargeable Gains Act 1992.

11.	RIGHTS ISSUES

11.1	Any shares or securities allotted under Clause 12 of the Deed shall be treated as Plan Shares identical to the shares in respect of which the rights were conferred. They shall be treated as if they were awarded to or acquired on behalf of the Participant under the Plan in the same way and at the same time as those Plan Shares in respect of which they are allotted.

11.2	Rule 11.1 does not apply:

(a)	to shares and securities allotted as the result of taking up a rights issue where the funds to exercise those rights were obtained otherwise than by virtue of the Trustees disposing of rights in accordance with this Rule; or

(b)	where the rights to a share issue attributed to Plan Shares are different from the rights attributed to other ordinary shares of the Parent Company.

12.	LEAVERS

A Participant who ceases to be in Relevant Employment must remove his Shares from the trust. Unless the Participant provides the requisite funds to the Company or the Trustees to cover any income tax and employee’s NICs liability that may arise due to his Shares ceasing to be subject to the Plan, the Trustees shall have the discretion to dispose of sufficient of the Participant’s Shares to meet such liabilities on behalf of the Participant.